Exhibit 99.1

Contact:	Larry Keener President and Chief Executive Officer (972) 991-2422

PALM HARBOR HOMES, INC. REPORTS
THIRD QUARTER FISCAL 2005 RESULTS

DALLAS, Texas (January 18, 2005) - Palm Harbor Homes, Inc. (Nasdaq/NM:PHHM) today reported financial results for the third quarter and first nine months of fiscal 2005 ended December 24, 2004.

Net sales for the third quarter totaled $154.6 million compared with $144.2 million in the year-earlier period. The net loss for the third quarter totaled $4.6 million, or $0.20 per diluted share, compared with a net loss of $4.1 million, or $0.18 per diluted share, a year ago. The financial results for the third quarter of fiscal 2005 include $2.8 million, or $0.12 per diluted share, for charges related to closing sales centers, streamlining retail operations and idling a production line.

Net sales for the first nine months of fiscal 2005 were $462.8 million compared with $448.7 million in the year-earlier period. The net loss for the first nine months of fiscal 2005 totaled $5.8 million, or $0.25 per diluted share, compared with a net loss of $2.8 million, or $0.12 per diluted share, in the prior-year period.

Larry Keener, president and chief executive officer of Palm Harbor Homes, Inc., said, “We are pleased with our ability to show both sequential and year over year improvement in sales this quarter. Our top line growth reflects slightly stronger consumer demand and higher average sales prices. While we are encouraged by these sales trends, we have also recognized the need to move forward and take more aggressive steps to effectively position Palm Harbor in today’s market. During the quarter, we proceeded with our previously announced plans to temporarily idle a production line in Texas and shift production to another plant. In addition, we have closed 12 of our least productive retail sales centers in order to more effectively align our resources with current demand. Our results for the third quarter clearly reflect the impact of these decisions. However, going forward the resulting cost reductions should now approximate $5.0 million annually. More importantly, we believe we have taken the necessary steps to right-size the Company and significantly enhance our competitive position.

“We are encouraged to see more tangible evidence that industry conditions are improving and are optimistic about a solid recovery,” added Keener. “Sales are definitely picking up and our backlog trends look favorable for the remainder of fiscal 2005. Modular housing sales continue to accelerate and now account for almost 20 percent of our business. Models of our innovative Discovery series are on display at one-half of our retail locations, which is helping drive an increase in customer traffic. The initial response from our customers and independent builders and dealers gives us confidence that Discovery will continue to add important momentum to our business. Above all, we are intent on delivering value and believe we have the right products and the right strategy in place to reward both our customers and shareholders.”

Kelly Tacke, chief financial officer of Palm Harbor Homes, Inc., commented, “Maintaining a strong balance sheet and carefully adhering to a fiscally conservative operating strategy remain top priorities for Palm Harbor. Our financial position is strong and we believe we will benefit from the decisions we have made to significantly reduce our costs going forward. More importantly, we have the financial flexibility to pursue our growth initiatives as industry conditions improve.”

     A conference call regarding this release is scheduled for tomorrow, January 19, 2005, at 10:00 a.m. (Eastern Time). Interested parties can access a live simulcast on the Internet at www.PalmHarbor.com or www.FullDisclosure.com. A 30-day replay will be available on both websites.

     Palm Harbor Homes is one of the nation’s leading manufacturers and marketers of multi-section manufactured homes. The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance.

PALM HARBOR HOMES, INC.
Condensed Consolidated Financial Results

	Third Quarter Ended
	Dec. 24,	Dec. 26,
	2004	2003
Net sales	$154,624,000	$144,215,000
Net loss	(4,647,000)	(4,132,000)
Net loss per share — basic and diluted	(0.20)	(0.18)

	Nine Months Ended
	Dec. 24,	Dec. 26,
	2004	2003
Net sales	$462,827,000	$448,661,000
Net loss	(5,815,000)	(2,805,000)
Net loss per share — basic and diluted	(0.25)	(0.12)

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

PALM HARBOR HOMES, INC.
Statements of Operation

(Dollars in thousands, except earnings per share)
For the third quarter and nine months ended December 24, 2004 and December 26, 2003

	Third Quarter Ended		Nine Months Ended

	Dec. 24,	Dec. 26,	Dec. 24,	Dec. 26,
	2004	2003	2004	2003

	(Unaudited)		(Unaudited)
Net sales	$154,624	$144,215	$462,827	$448,661
Cost of sales	118,115	107,587	347,191	332,522
Selling, general and administrative expenses	41,539	40,163	118,981	119,533

Loss from operations	(5,030)	(3,535)	(3,345)	(3,394)
Interest expense	(2,285)	(1,202)	(6,312)	(4,128)
Equity in earnings (loss) of limited partnership	(726)	(2,073)	(483)	2,073
Other income	421	15	604	865

Loss before income taxes	(7,620)	(6,795)	(9,536)	(4,584)
Income tax benefit	2,973	2,663	3,721	1,779

Net loss	$(4,647)	$(4,132)	$(5,815)	$(2,805)

Net loss per common share — diluted	$(0.20)	$(0.18)	$(0.25)	$(0.12)

Weighted average common shares outstanding — assuming dilution	22,830	22,859	22,835	22,858

Condensed Balance Sheets

(Dollars in thousands)
December 24, 2004 and March 26, 2004

	Dec. 24,	March 26,
	2004	2004

Assets	(Unaudited)
Cash and cash equivalents	$24,611	$50,915
Trade receivables	57,366	48,766
Loans held for investment, net	127,933	96,833
Inventories	125,235	113,799
Property, plant and equipment, net	73,838	82,547
Other assets	141,008	128,962

Total Assets	$549,991	$521,822

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$98,176	$105,252
Floor plan payable	23,907	84,069
Other debt	178,029	76,448
Shareholders’ equity	249,879	256,053

Total Liabilities and Shareholders’ Equity	$549,991	$521,822

PALM HARBOR HOMES, INC.
Quick Facts

	Third Quarter Ended		Nine Months Ended

	Dec. 24, 2004	Dec. 26, 2003	Dec. 24, 2004	Dec. 26, 2003

FACTORY-BUILT HOUSING:
Company-owned superstores and builder locations:
Beginning	136	157	149	158
Added	2	2	5	6
Closed	(12)	(7)	(28)	(12)

Ending	126	152	126	152

Factory-built homes sold through:
Company-owned superstores and builder locations	1,145	1,402	3,734	4,655
Independent dealers and builders	853	618	2,357	1,819

Total factory-built homes sold	1,998	2,020	6,091	6,474

Factory-built homes sold as:
Single-section	88	107	271	373
Multi-section	1,517	1,694	4,801	5,419
Modular	393	219	1,019	682

Total factory-built homes sold	1,998	2,020	6,091	6,474

Average sales prices:
Manufactured housing — retail	$71,000	$70,000	$73,000	$67,000
Manufactured housing — wholesale	$56,000	$46,000	$54,000	$44,000
Modular housing — retail	$130,000	$151,000	$131,000	$144,000
Modular housing — wholesale	$71,000	$71,000	$71,000	$67,000

Homes produced	2,008	1,860	6,076 5	,995
Internalization rate (manufactured and modular	57%	69%	61%	72%

FINANCIAL SERVICES
Loan originations:
CPM	241	360	752	1,016
BSM	172	118	734	908